Exhibit 10.2

premier exhibitions, inc.

and

daoping bao

and

nancy brenner

SUCCESS PAYMENT agreement

April 2, 2015

Dentons Canada LLP
20th Floor, 250 Howe Street
Vancouver, British Columbia
V6C 3R8

success PAYMENT agreement

MEMORANDUM OF AGREEMENT made as of the 2nd day of April, 2015.

AMONG:

PREMIER EXHIBITIONS, INC., a corporation existing under the laws of the State of Florida

(“Premier”)

AND:

DAOPING BAO, businessperson residing in Surrey, British Columbia

(“Bao”)

AND:

NANCY BRENNER, businessperson residing in Surrey, British Columbia

(“Brenner” and collectively with Bao, the “DK Shareholders” and collectively with Premier the “Parties”)

WHEREAS each of Premier, Bao, Brenner, Dinoking Tech Inc. (“DK”) and 1032403 B.C. Ltd. (“ExchangeCo”), immediately before the entering into of this agreement, entered into a Merger Agreement dated April 2, 2015 (the “ Merger Agreement”) under which ExchangeCo acquired all of the securities of DK;

WHEREAS under the Merger Agreement the DK Shareholders sold their respective shares of DK to ExchangeCo in exchange for Premier Shares and/or Exchangeable Shares exchangeable for Premier Shares;

WHEREAS each of the DK Shareholders and Premier has agreed that DK has been working to obtain rights in respect of certain potential future assets which have value (the “Future Rights”);

WHEREAS the DK Shareholders will continue to work to obtain such Future Rights;

WHEREAS if obtained after the date of Closing (as defined below), the value of such Future Rights will be for the benefit of the Premier corporate group;

WHEREAS each of the DK Shareholders and Premier has agreed that the value of the Future Rights, if obtained, is equal to $8,562,714 (the “Value”), which is more particularly as follows:

$4,281,357 representing 50% of the Value (the “Cedar Fair Value”)

$1,712,543 representing 20% of the Value (the “Macau Signing Value”)

$2,568,814 representing 30% of the Value (the “Macau Opening Value”)

WHEREAS the Value has been calculated as the difference between $14,990,272 million and the number of Premier Shares and/or Exchangeable Shares issued or issuable to the DK Shareholders under the Merger Agreement multiplied by $4.48;

WHEREAS Premier has agreed that if as of the Closing (as defined below), the Future Rights have been obtained by DK or a subsidiary of DK, it is appropriate for there to be an increase in either or both of the Exchangeco Exchange Ratio or the Premier Exchange Ratio under the Merger Agreement, such that the DK Shareholders will receive a greater number of Premier Shares or Exchangeable Shares (as the case may be) in exchange for their DK Shares based on the Exchange Ratio Adjustment Formula; and

WHEREAS Premier has agreed that if and when, after Closing (as defined below), the Future Rights are obtained by the Premier corporate group, the DK Shareholders should be compensated therefor in the amount of the Cedar Fair Signing Value if a Cedar Fair Triggering Event (as defined below) occurs on or after Closing, in the amount of the Macau Signing Value if a Macau Signing Triggering Event (as defined below) occurs on or after Closing, and/or in the amount of the Macau Opening Value if a Macau Opening Triggering Event (as defined below) occurs on or after Closing.

THIS AGREEMENT WITNESSETH THAT in consideration of the respective covenants and agreements herein contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each Party), the Parties hereby covenant and agree as follows:

1.0         INTERPRETATION

1.1         Definitions

In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings respectively:

“Business Day” means any day on which commercial banks are open for business in Vancouver, British Columbia and Atlanta, Georgia and other than a Saturday, a Sunday or a day observed as a holiday in Vancouver, British Columbia under the laws of the Province of British Columbia or the federal laws of Canada, or in Atlanta, Georgia under the laws of the State of Georgia or the federal laws of the United States of America.

“Cedar Fair Agreement” means any new agreement or any agreement relating to the replacement, amendment, restatement, renewal or extension of that certain agreement between DK and Cedar Fair, L.P.

“Cedar Fair Triggering Event” the execution of the Cedar Fair Agreement by DK or a subsidiary of DK and Cedar Fair, L. P.

“Closing” means the effective time on the date upon which the transactions contemplated in the Merger Agreement occur;

“DK Shareholder Percentage”

i.	in respect of Bao means 87.5%; and

ii.	in respect of Brenner means12.5%,

in each case, of each and every amount payable by Premier hereunder.

“DK Shareholders” has the meaning set out above.

“Macau Agreement” means a proposed joint venture agreement among a newly formed subsidiary of DK, and a subsidiary of Macau Legend Development Limited relating to the cultural, exhibition and entertainment business activities and related operational and management matters, including a proposed dinosaur exhibition project.

“Macau Signing Triggering Event” means the execution of the Macau Agreement by DK, or a newly formed subsidiary of DK, and a subsidiary of Macau Legend Development Limited

“Macau Opening” means the opening of the business under the Macau Agreement.

“Macau Opening Triggering Event” means the opening of a Macau exhibit pursuant to the Macau Agreement.

All other capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

1.2         Interpretation Not Affected by Headings, etc.

The division of this Agreement into sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references in this Agreement to a “Section” followed by a number and/or a letter refer to the specified section of this Agreement, and all references in this Agreement to an Appendix or Exhibit followed by a letter refer to the specified Appendix or Exhibit to this Agreement. Unless otherwise indicated, the terms “this Agreement”, “hereof”, “herein”, “hereunder” and “hereby” and similar expressions refer to this Agreement (including the Appendices and Exhibits hereto), as amended or supplemented from time to time pursuant to the applicable provisions hereof, and not to any particular section or other portion hereof.

1.3         Currency

Unless otherwise indicated, all sums of money referred to in this Agreement are expressed in lawful money of the United States of America.

1.4         Number, etc.

Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.

1.5         Date For Any Action

In the event that any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6         Entire Agreement

This Agreement and the agreements and other documents referred to herein constitute the entire agreement between the Parties with respect to the payment of the Value, and other transactions contemplated hereby and supersede all other prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties with respect thereto.

1.7         Construction

In this Agreement, unless otherwise indicated:

(a)	the words “include”, “including” or “in particular”, when following any general term or statement, shall not be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as permitting the general term or statement to refer to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

(b)	a reference to a statute means that statute, as amended and in effect as of the date of this Agreement, and includes each and every regulation and rule made thereunder and in effect as of the date hereof;

(c)	a reference to an “approval”, “authorization”, “consent”, “designation”, “notice” or “agreement” means an approval, authorization, consent, designation, notice or agreement, as the case may be, in writing, signed by an authorized representative of the party or parties thereto;

(d)	the phrase “ordinary course of business”, or any variation thereof, of any person refers to the business of such person, carried on in the regular and ordinary course including commercially reasonable and businesslike actions that are in the regular and ordinary course of business for such person consistent with the past practices of such person;

(e)	where a word, term or phrase is defined, its derivatives or other grammatical forms have a corresponding meaning; and

(f)	time is of the essence.

2.0         TRIGGERING EVENTS AND PAYMENTS

2.1         Cedar Fair Agreement

2.1.1      If a Cedar Fair Trigger Event occurs after Closing that shall trigger a right to payment on the part of the DK Shareholders. Premier shall within two (2) business days after the date on which a notice is delivered by the DK Shareholder electing at its option to obtain the Cedar Fair Value in Premier Shares or cash, as elected, which date must not be prior to the date of the Cedar Fair Triggering Event:

(a)	if so elected, allot and issue to the DK Shareholder who so elects their respective DK Shareholder Percentage of that number of Premier Shares (on a fully paid and non-assessable basis) equal to the quotient obtained by dividing the Cedar Fair Value by (i) the lower of $5.15 and (ii) the VWAP of the Premier Shares for the 60 day period ending immediately prior to the date of the Cedar Fair Triggering Event; or

(b)	if so elected, deliver to the DK Shareholder who so elects into such account or to such payee as such DK Shareholder has specified in the notification, in certified funds or by wire transfer, their respective DK Shareholder Percentage of $4,281,357, being the Cedar Fair Value, provided, however if the total gross revenue value of the Cedar Fair Agreement is less than $3 million then no payment or share issuance will be owed to the DK Shareholders pursuant to this Section 2.1.1.

2.2         Macau Agreement

2.2.1      If a Macau Signing Triggering Event occurs after Closing that shall trigger a right to payment on the part of the DK Shareholders. Premier shall within two (2) business days after the date on which a notice is delivered by the DK Shareholder electing at its option to obtain the Macau Signing Value in Premier Shares or cash, as elected, which date must not be prior to the date of the Macau Signing Triggering Event:

(a)	if so elected, allot and issue to the DK Shareholder who so elects their respective DK Shareholder Percentage of that number of Premier Shares (on a fully paid and non-assessable basis) equal to the quotient obtained by dividing the Macau Signing Value by (i) the lower of $8.96 and (ii) the VWAP of the Premier Shares for the 60 day period ending immediately prior to the date of the Macau Signing Triggering Event; or

(b)	if so elected, deliver to the DK Shareholder who so elects into such account or to such payee as such DK Shareholder has specified in the notification, in certified funds or by wire transfer, their respective DK Shareholder Percentage of $1,712,543, being the Macau Signing Value.

2.2.2       If a Macau Opening Triggering Event occurs after Closing that shall trigger a right to payment on the part of the DK Shareholders. Premier shall within two (2) business days after the date on which a notice is delivered by the DK Shareholder electing at its option to obtain the Macau Opening Value in Premier Shares or cash, as elected, which date must not be prior to the date of the Macau Opening Triggering Event:

(a)	if so elected, allot and issue to the DK Shareholder who so elects their respective DK Shareholder Percentage of that number of Premier Shares (on a fully paid and non-assessable basis) equal to the quotient obtained by dividing the Macau Opening Value by (i) the lower of $8.96 and (ii) the VWAP of the Premier Shares for the 60 day period ending immediately prior to the date of the Macau Opening Triggering Event; or

(b)	if so elected, deliver to the DK Shareholder who so elects into such account or to such payee as such DK Shareholder has specified in the notification, in certified funds or by wire transfer, their respective DK Shareholder Percentage $2,568,814 being the Macau Opening Value, provided however, if the Macau Opening occurs later than June 30, 2018 then no payment or share issuance will be owed to DK Shareholders pursuant to this Section 2.2.2.

2.3         Registration of Shares

2.3.1      Premier shall register the Premier Shares (if any) issued under this Section 2.0,

(a)	in respect of Bao, Daoping Bao;

(b)	in respect of Brenner, Nancy Brenner.

3.0         GENERAL

3.1         Notices

All notices and other communications which may or are required to be given pursuant to any provision of this Agreement shall be given or made in writing and shall be deemed to be validly given if served personally or by telecopy, in each case addressed to the particular Party at:

(a)	If to Premier:

Premier Exhibitions, Inc.
Suite 900, 3340 Peachtree Road N.E.
Atlanta, Georgia 30326
USA

Attention:         Chief Executive Officer
Facsimile:        (404) 842-2626

with a copy to:

Thompson Hine LLP (Cleveland)
3900 Key Center
127 Public Square
Cleveland, Ohio 44114-1291
USA

Attention:         Derek Bork
Facsimile:        (216) 566-5800

(b)	If to Bao:

5790 126A Street
Surrey, British Columbia V6W 1K9
Canada

Attention:         Daoping Bao
Facsimile:        (604) 277-1617

with a copy to:

Dentons Canada LLP
20th Floor, 250 Howe Street
Vancouver, British Columbia V6C 3R8
Canada

Attention:         Catherine Wade
Facsimile:        (604) 683-5214

(c)	If to Brenner:

18 - 1828 Lilac Drive
Surrey, British Columbia V4A 5C9
Canada

Attention:         Nancy Brenner
Facsimile:        (604) 277-1617

with a copy to:

Dentons Canada LLP
20th Floor, 250 Howe Street
Vancouver, British Columbia V6C 3R8
Canada

Attention:         Catherine Wade
Facsimile:        (604) 683-5214

or at such other address of which any Party may, from time to time, advise the other Parties by notice in writing given in accordance with the foregoing. The date of receipt of any such notice shall be deemed to be the date of delivery or telecopying thereof.

3.2         Assignment

Each of the DK Shareholders may assign its rights or obligations under this Agreement with the consent of Premier, such consent not to be unreasonably withheld, delayed or conditioned. Premier may not, without the prior written consent of each of the DK Shareholders (which consent may be arbitrarily withheld) assign its rights or obligations under this Agreement.

3.3         Binding Effect

This Agreement and the Arrangement shall be binding upon and shall enure to the benefit of the Parties and their respective successors.

3.4         Waiver and Modification

The DK Shareholders and Premier may waive or consent to the modification of the provisions hereof, in whole or in part, and may waive or consent to the modification of any of the covenants herein contained for their respective benefit or waiver or consent to the modification of any of the obligations of the other Parties. Any waiver or consent to the modification of any of the provisions of this Agreement, to be effective, must be in writing executed by the Party granting such waiver or consent.

3.5         Further Assurances

Each Party shall, from time to time, and at all times hereafter, at the request of the other Parties, but without further consideration, do all such further acts and things and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

3.6         Governing Laws

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein and shall be treated in all respects as a British Columbia contract.

3.7         Severability

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the Parties shall in such event negotiate in good faith to modify the Agreement to preserve each Party’s anticipated benefits under this Agreement.

3.8         Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date first written above.

PREMIER EXHIBITIONS, INC.

By:	/s/ Mark A. Sellers
Authorized Signatory

Signed in the presence of:	)
)
)
/s/ witness	)	/s/ Daoping Bao
Witness	)	DAOPING BAO

Signed in the presence of:	)
)
)
/s/ witness	)	/s/ Nancy Brenner
Witness	)	NANCY BRENNER

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